Exhibit 99.1
Date: October 11, 2005

FOR IMMEDIATE RELEASE	ATTN: Business News
Intermountain Community Bancorp Announces Stock Offering
Sandpoint, Idaho—(BUSINESS WIRE)—Curt Hecker, President and Chief Executive Officer of Intermountain Community Bancorp (OTCBB — IMCB.OB), announces that its board of directors has approved a common stock offering, with a maximum total offering amount of approximately $10 million. Intermountain will also have the right to issue up to $2 million in additional common stock to address any over-subscriptions in the offering. The offering price per share will be determined immediately preceding commencement of the offering and will be made available at that time. Priority in the offering will be given to existing shareholders and customers of Intermountain’s subsidiary, Panhandle State Bank and its divisions, Intermountain Community Bank and Magic Valley Bank. Proceeds from the offering will be used for working capital purposes and to fund continuing expansion of Panhandle State Bank and its divisions.
A Registration Statement for the shares of Intermountain common stock to be issued was filed with the Securities and Exchange Commission today, October 11, 2005, and it is anticipated that the offering will commence in early November 2005. The offering will be made only by means of a prospectus. When the offering commences, a copy of the prospectus and subscription materials may be obtained by contacting Intermountain’s Corporate Executive Assistant at (208) 255-3432. Sales will be limited to investors in Idaho and those additional states in which Intermountain obtains the necessary approvals.
Intermountain is headquartered in Sandpoint, Idaho, and had total assets of approximately $677.5 million as of June 30, 2005. Its banking subsidiary, Panhandle State Bank, offers financial services through offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls and Rathdrum in northern Idaho. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa and Caldwell, in Spokane Valley, Washington and in Ontario, Oregon. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
For more information on this press release or Intermountain Community Bancorp, please contact either of the individuals listed below or visit our website at www.intermountainbank.com. Bulletin Board ticker symbol IMCB.OB.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.
This news release contains forward-looking statements. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks including, but not limited to, the company’s failure to generate increased earning assets, limit credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, control operating expenses and retain key personnel. Actual results may differ materially.

Contacts:
Curt Hecker	Doug Wright
President & Chief Executive Officer	Executive Vice President
Intermountain Community Bancorp	Chief Financial Officer
Panhandle State Bank	Intermountain Community Bancorp
208-265-3300	Panhandle State Bank
curth@panhandlebank.com	208-665-3976
dougw@panhandlebank.com